ex23-1.htm CONSENT OF KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Securus Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-124962 and 333-145040) on Form S-4 of Securus Technologies, Inc. of our report dated March 27, 2009, with respect to the consolidated balance sheet of Securus Technologies, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Securus Technologies, Inc.

KPMG LLP
Dallas, Texas
March 15, 2010